Exhibit 99.10

Consent to be Named as a Director Nominee

In connection with the filing by The Growth for Good Acquisition (the “Registrant”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Registrant following the consummation of the business combination involving Zero Nox, Inc. and the Registrant. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 20, 2023	/s/ Rahul Kakar
Rahul Kakar